Exhibit 2

Enviro-Recovery Inc. 285 North Bay Court, Barrington IL 60010 Phone/Fax: 847-382-3380

PROMISSORY NOTE

Amount: $250,000.00

FOR VALUE RECEIVED, the undersigned Enviro-Recovery, Inc. (the “Borrower”), hereby acknowledges itself indebted to MARVIN J. HERB, 1000 Hart Rd. (Suite 201), Barrington, Il. 60010 for the principal sum of two hundred fifty thousand dollars ($250,000.00)

Within ninety (90) days of the signing of this note, Enviro-Recovery, Inc. will prepare the proper documentation and this $250,000.00 indebtedness will be exchanged as a stock purchase for 2,500,000 common shares of Enviro-Recovery, Inc.

This $250,000.00 indebtedness will be secured by machinery and equipment assets, of Timeless Timber, Inc. as listed on exhibit “A” which is attached. At the completion of the issuance of the 2,500,000 shares of Enviro-Recovery, Inc. to Marvin J. Herb, the security pledged for the initial $250,000.00 indebtedness will be released back to Timeless Timber, Inc. Timeless Timber is a wholly owned subsidiary of Enviro-Recovery, Inc.

Dated	8-29-03	Enviro-Recovery, Inc.

/s/ John K. Tull
John K. Tull
President/CEO